UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
July 7, 2005
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-1097283 (I.R.S. Employer Identification No.)

3760 River Run Drive Birmingham, Alabama (Address of principal executive offices)	35243 (Zip Code)

(205) 970-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 7, 2005, our property and casualty insurance company subsidiaries entered into a net quota share reinsurance contract with the participating reinsurers named below, which is effective July 1, 2005 through June 30, 2006. Pursuant to this reinsurance contract, our property and casualty subsidiaries are obligated to cede to the reinsurers, and the reinsurers are obligated to accept quota share reinsurance of, fifty percent (50%) of those companies' net written premium and associated net liability after all other inuring reinsurance under policies in force as of July 1, 2005 or issued or renewed during the term of the agreement, and classified as residential property and casualty business. Our property and casualty subsidiaries are allowed a provisional ceding commission of thirty-seven percent (37%), subject to adjustments based upon the ceded loss and loss adjustment expense ratio applicable to the subject business. Under this "sliding scale commission" structure, the commission paid to us varies with the ceded loss and loss adjustment expense ratio results, with a minimum commission of thirty percent (30%). The reinsurance contract also limits the liability of the reinsurers for loss and loss adjustment expenses arising out of catastrophic losses to 25% of our subsidiaries' aggregate ceded net earned premium for the contract period. We currently estimate that the maximum liability of the reinsurers under this reinsurance contract for such catastrophe losses to be approximately $42.5 million. The participating reinsurers on the reinsurance contract are Swiss Reinsurance America Corporation and ACE Property and Casualty Insurance Company. This quota share reinsurance contract is in addition to our catastrophe reinsurance excess of loss program maintained in the ordinary course of business. The catastrophe excess of loss program generally provides reinsurance for losses from catastrophes in excess of $20.0 million and up to $150.0 million in losses for the period July 1, 2005 to June 30, 2006 with additional coverage in Florida provided by the Florida Hurricane Catastrophe Fund.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of July 8, 2005.

VESTA INSURANCE GROUP, INC. By: /s/ Donald W. Thornton —————————————— Its: Senior Vice President — General Counsel and Secretary